Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2017, relating to the consolidated financial statements of Sierra Oncology, Inc. (formerly known as ProNAi Therapeutics, Inc.) and subsidiaries (the “Company) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
March 2, 2017